Exhibit 99.1

Gap Inc. responds to unsolicited “mini-tender offer”

SAN FRANCISCO—Sept. 12, 2002—Gap Inc. (NYSE: GPS) announced today that it has received a notification from TRC Capital Corporation that on September 11, 2002, TRC commenced an unsolicited “mini-tender offer” to purchase up to 20 million shares, approximately 2.3 percent of Gap’s outstanding common shares, at a price of $12 per share. That price represents about a 5 percent discount to Gap’s closing price of $12.60 per share on the day before TRC commenced its offer.

Gap Inc. does not in any way recommend or endorse the TRC offer.

TRC, based in Canada, has made a large number of similar unsolicited “mini-tender offers” for shares of other companies in the recent past. “Mini-tender offers” seek less than 5 percent of a company’s stock, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission.

The SEC has issued an investor alert regarding “mini-tender offers” on its website at www.sec.gov/investor/pubs/minitend.htm. The alert provides specific steps that investors should consider before deciding to sell their shares in response to a “mini-tender offer.” The SEC has said that “mini-tender offers” have been “increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.”

Gap Inc. cautions stockholders that TRC reserves the right to terminate its offer at any time, at its sole discretion; to delay payment for shares tendered; and to amend its offer in any respect. TRC also has the right to decline to purchase tendered shares if it so chooses for any reason, including in the event that the offer price exceeds the market price of the shares, or in the event that it is unable to arrange the financing necessary to fund its purchase obligations.

Gap Inc. urges stockholders who are considering selling their shares in response to the offer by TRC to obtain current market quotations for their shares, to consult with their financial advisors, and to exercise caution with respect to this “mini-tender offer.”

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Investor Relations:	Media Relations:
Michelle Weaver	Alan Marks
650-874-7780	415-427-6561